Exhibit 99.1
January 22, 2014

Fellow Shareholders,

We ended 2013 with over 44 million members. We had higher domestic net additions than in 2012, growing international success, and an impressive first slate of original series. We expect to end Q1 with 48 million members.

Our summary results, and forecast for Q1, are below.

(in millions except per share data)	Q4 '12	Q1 '13	Q2 '13	Q3 '13	Q4 '13	Q1 '14 Forecast
Domestic:
Net Additions	2.05	2.03	0.63	1.29	2.33	2.25
Total Members	27.15	29.17	29.81	31.09	33.42	35.67
Paid Members	25.47	27.91	28.62	29.93	31.71	34.26
Revenue	$589	$639	$671	$701	$741	$796
Contribution Profit	$113	$131	$151	$166	$174	$198
Contribution Margin	19.2%	20.6%	22.5%	23.7%	23.4%	24.9%

International:
Net Additions	1.81	1.02	0.61	1.44	1.74	1.60
Total Members	6.12	7.14	7.75	9.19	10.93	12.53
Paid Members	4.89	6.33	7.01	8.08	9.72	11.52
Revenue	$101	$142	$166	$183	$221	$267
Contribution Profit (Loss)	$(105)	$(77)	$(66)	$(74)	$(57)	$(42)
Contribution Margin	-103.2%	-54.2%	-39.7%	-40.6%	-25.9%	-15.7%

Total (including DVD):
Revenue	$945	$1,024	$1,069	$1,106	$1,175
Operating Income	$20	$32	$57	$57	$82
Net Income	$8	$3	$29	$32	$48	$48
EPS	$0.13	$0.05	$0.49	$0.52	$0.79	$0.78

Free Cash Flow	$(51)	$(42)	$13	$7	$5
Shares (FD)	59.1	60.1	60.6	61.0	61.3

1

Domestic
Domestic net additions in Q4 of 2.33 million were 14% higher than prior year Q4 at 2.05 million. The healthy y/y growth in net additions was likely fueled by our service improvements, marketing effectiveness, and sales of Internet connected devices.

We expect this momentum to continue in Q1 with net additions of 2.25 million to exceed the prior year by about 11%. Running equal to, or slightly above, prior year net additions is a great outcome because it implies that at 33 million domestic members we’re still in the middle section of the S curve of consumer adoption, with years of member growth ahead of us.

Our US contribution margin during the quarter increased 420 basis points y/y to 23.4%, as we continued to grow membership and revenue faster than content expense. Over the past 8 quarters since we first broke out the streaming segment, our contribution margin has expanded significantly from the 12.2% posted in Q4’11.

Our strong results indicate that a 30% quarterly contribution margin may start being achievable in 2015. At 30%, we’d re-evaluate the right margin growth target, given conditions at that time. To the extent our contribution margin climbs above 30%, it will get harder to keep it growing at 400 basis points per year.

Last April we introduced a 4-concurrent stream $11.99 option to begin our evaluation of plan tiering. Since late last year, we have also been testing 1-stream and 3-stream variants, as well as SD/HD variations, at various price points. Eventually, we hope to be able to offer new members a selection of three simple options to fit everyone’s taste.

If we do make pricing changes for new members, existing members would get generous grandfathering of their existing plans and prices, so there would be no material near-term revenue increase from moving to this potential broader set of options. We are in no rush to implement such new member plans and are still researching the best way to proceed.

As a reminder, Q2 net additions will typically be less than the prior year, even in a year where total net additions are up, due to increased seasonality that comes with a bigger member base. (See the very end of our Q1 2012 earnings letter1 for an explanation.) In addition, in Q2 2013 we launched Arrested Development, which had a strong established brand and passionate fan base, generating a small boost in membership, making Q2 2014 a tougher than normal comp period.

Our domestic growth is very strong, much of which should be attributed to the tailwind of Internet video growth in general. Hulu had 3 CEOs in 2013, and yet grew paid subscribers an impressive 65%. We think YouTube, Amazon Instant Video, iTunes video and BBC iPlayer are also growing fast.

____________________
1http://files.shareholder.com/downloads/NFLX/2531040512x0x562104/9ebb887b-6b9b-4c86-aeff-107c1fb85ca5/Investor%20Letter%20Q1%202012.pdf

2

In the traditional MVPD sector, there is lots of activity that may affect us on the margin. Verizon is buying the Intel Internet MVPD system and recently bought a CDN (EdgeCast) and streaming software firm (UpLynk). These are big investments, so they clearly have big plans. Sony announced they are launching an Internet MVPD system this year. Finally, depending on the decision of the Supreme Court, Aereo will either have to pay for the broadcast content like MVPDs, or the MVPDs will no longer be obliged to pay. Within the MVPD ecosystem, there are potentially big shake ups. In contrast, we continue licensing and producing more exclusive content for our direct-to-consumer business, and are relatively unaffected by the big bundle questions.
International
We’re making great progress internationally, with strong member growth and contribution profit/loss improving sequentially in all of our markets (with the exception of the Netherlands as it had its first full quarter of operations and thus loss in Q4). We saw healthy growth in net additions of 1.74 million in Q4 to end the year at 10.93 million members, slightly above our guidance. As anticipated, Q4 net additions were down slightly from the prior year Q4, as we launched four Nordic markets in Q4 2012 versus the relatively smaller Netherlands launch in Q3 2013.

In Q1 of 2014, we are forecasting an almost 60% increase in net additions from the prior year, from 1.02 million to 1.60 million. We’ve seen increases in consumer brand awareness and likelihood to recommend across markets as our content offering builds and marketing messages are honed, factors that help drive the y/y growth in net additions.

Throughout 2013 we made substantial progress in improving our contribution losses - a 30% improvement over FY 2012 - while also launching a small market. In Q1, we expect to continue this progress and expect a contribution loss of ($42) million, a $15 million sequential improvement.

In Ireland, on January 10th, we increased our monthly subscription price for new members by one Euro from €6.99 to €7.99, bringing Ireland pricing in line with our other Euro-zone countries. Existing members in Ireland received two-year grandfathering of their existing €6.99 pricing. Because of this grandfathering, there will be no material revenue impact from this change in 2014. It’s too early to tell if this change will materially affect our growth in Ireland.

We plan later this year to embark on a substantial European expansion. Our success this year in international net additions and shrinking contribution losses confirms our belief that there is a big international opportunity for Netflix.
Content
We continued to expand our original content offerings in the quarter, launching a second season of Lilyhammer starring Steven Van Zandt, the first five episodes of our first original animated series for kids, Turbo F.A.S.T., from DreamWorks Animation, original standup comedy specials featuring Aziz Ansari and Russell Peters and the original documentary The Short Game.

So far, Netflix original series have received over 80 major award nominations and wins, including Emmy and Golden Globe recognition of House of Cards, Orange is the New Black, Arrested Development and Hemlock Grove. House of Cards and Orange is the New Black were also included in the American Film Institute’s list of the best 10 TV series of the year. Our recently launched original documentary The Square was also just nominated for an Academy Award for Best Documentary Feature. We could not be more pleased with -- and proud of -- our first slate of original content.

3

Timed for family viewing over the holidays, Turbo F.A.S.T has been very popular with kids around the world, performing especially strong throughout Latin America. As we had hoped, the global theatrical and home video release of the DreamWorks Animation film based on the same characters helped position the series for success. Though just launched, Turbo F.A.S.T. is on track to become one of the most popular kids series ever on Netflix.

The second season of Lilyhammer was our first ever for a Netflix original series. The show is finding a broader audience, as we have introduced new English speaking characters and more global storylines. Season 3 has recently begun production in Norway and the creators again plan to add characters that will further broaden the appeal of this already very international show.

In 2014, we anticipate building on our tremendous momentum with new seasons of House of Cards (Feb. 14th), Derek, Hemlock Grove, Orange is the New Black, Lilyhammer, and a fully exclusive, final season of The Killing; as well as additional episodes of Turbo F.A.S.T., and premiere launches of our first original animated series for adults, BoJack Horseman, and an epic series based on the adventures of Marco Polo from The Weinstein Co., and additional new kids series from DreamWorks Animation.

We’re also thrilled to continue to bring high quality documentaries exclusively to our members. In addition to The Square, later this week we’ll globally release MITT, the Gala premiere opening film at the Sundance Film Festival this year.

Looking into early 2015, we anticipate the release of the first season of Sense8 from the Wachowski siblings and J. Michael Straczynski, the as-yet unnamed project from the creators of Damages, and Daredevil, the first series from our recently announced deal with Marvel Television.

Beyond our fully original series, Netflix will exclusively premiere new episodes of Better Call Saul, the hotly anticipated spin-off of Breaking Bad in the UK and Ireland, throughout Latin America, the Nordics and the Netherlands. Those episodes will premiere in North America on Netflix following their run on AMC. As part of that deal, we expanded and extended our exclusive deal for the entire Breaking Bad series to all of our territories. The final 8 episodes of the now iconic show will hit Netflix in North America on Feb. 24th. Breaking Bad has proven to be a global success for us and we expect Better Call Saul to be very popular with our members as well.
Marketing
In the US we launched in late November a new holiday campaign called “It Just Might Bring Everyone Together2”. The ad is simple and timely and positions Netflix as a part of the holiday/family experience.

We made steady progress in our international marketing efforts this quarter. We launched a new campaign in Brazil3 introducing Netflix to a broader audience with positive results in terms of brand awareness and familiarity of the attributes of our service. We also launched a new advertising campaign in Canada4 over the holidays that played into the deep Canadian affection for hockey.

____________________
2https://www.youtube.com/watch?v=kYzTeWf3nOQ&feature=youtu.be
3https://www.youtube.com/watch?v=LCubpAgAzrQ&feature=youtu.be
4https://www.youtube.com/watch?v=ZDLY5zEs8ak

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Product
We ended 2013 with our best product ever and one substantially better than a year ago. Notably during Q4, we rolled out our new user-interface for TV devices, a material step forward not only objectively in terms of engagement metrics, but in terms of press and public attention. This user interface is coupled with our new technology platform for TV devices, which has a smaller footprint and is higher performing, allowing us to reach lower-powered devices and enabling future growth into new areas.

During the quarter, we also completed the roll out of the Netflix streaming application into Virgin Media’s set-top box for UK members and have been quite pleased with the implementation and reception. We followed up with two similar platforms based on the same technology, Denmark’s Waoo! which went live in Q4, and Com Hem in Sweden, which was just recently launched. We anticipate rolling out our first domestic MVPD integrations soon with some of the smaller MVPDs.

At CES this year, we promoted Ultra High Definition (UHD) 4K technology with several key consumer electronics partners, announcing that House of Cards season 2 will be in 4K as well as all 5 seasons of Breaking Bad, and our future original series. 4K streams are encoded at 15.6Mbps, well within reach of a significant minority of our members, and the reach of capable 20Mbps broadband connections will continue to grow. Since the number of 4K displays sold in 2014 and the number of available hours of 4K content both will be relatively modest, the short-term impact of 4K is mainly on consumer perception of Netflix as a leader in Internet TV.

We continue to invest in personalization for content discovery, which adds value to our content catalogs by presenting more relevant content to each user, driving more hours of viewing and better retention. In January, we received our second Emmy Award for Technical Achievement in recognition of our personalization technology.

Net Neutrality
Unfortunately, Verizon successfully challenged the U.S. net neutrality rules. In principle, a domestic ISP now can legally impede the video streams that members request from Netflix, degrading the experience we jointly provide. The motivation could be to get Netflix to pay fees to stop this degradation. Were this draconian scenario to unfold with some ISP, we would vigorously protest and encourage our members to demand the open Internet they are paying their ISP to deliver.

The most likely case, however, is that ISPs will avoid this consumer-unfriendly path of discrimination. ISPs are generally aware of the broad public support for net neutrality and don’t want to galvanize government action.

Moreover, ISPs have very profitable broadband businesses they want to expand. Consumers purchase higher bandwidth packages mostly for one reason: high-quality streaming video. ISPs appear to recognize this and many of them are working closely with us and other streaming video services to enable the ISPs subscribers to more consistently get the high-quality streaming video consumers desire.

In the long-term, we think Netflix and consumers are best served by strong network neutrality across all networks, including wireless. To the degree that ISPs adhere to a meaningful voluntary code of conduct, less regulation is warranted. To the degree that some aggressive ISPs start impeding specific data flows, more regulation would clearly be needed.

5

DVD
6.9 million DVD members continue to value the tremendous selection we offer on DVD.

Contribution profit was roughly stable at $110 million. We expect $98 million in contribution profit for Q1, which reflects the postal rate increase implemented this month and higher seasonal usage.

In the coming months, we’ll begin using dvd.netflix.com on our envelopes and on the DVD web pages. The dvd.netflix.com logo will feature our iconic envelope in a nod to our DVD-by-mail heritage, representing the huge selection that DVD offers; nearly every movie ever made.
Free Cash Flow and Capital
Free cash flow was $5 million in Q4 compared to $48 million of net income, mostly due to cash spending on content being higher than P&L expense. While our cash and equivalents has risen to $1.2 billion, we anticipate embarking on substantially more international expansion and originals funding over the next few years. Given the current favorable interest rate environment, we think a prudent step in Q1 is to raise an additional $400 million of long-term debt on terms similar to our $500 million raise last year. At $900 million of total long term debt, we will have an extremely modest debt to equity ratio.
Business Outlook
Starting this quarter we are providing you our internal forecast numbers for the quarter in the table at the beginning of this letter. This internal forecast is based upon the first few weeks of the quarter, the historical pattern and other factors. This is our raw internal best-guess forecast, so we should land above it sometimes and below it sometimes.

Our goal in this modest change of communication is to increase transparency and to simplify our message.
Summary
It’s been a good year for Netflix. People around the world want what we offer: consumer-in-control Internet television.

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Sincerely,

Reed Hastings, CEO	David Wells, CFO

Fourth Quarter 2013 Earnings Interview
Reed Hastings, David Wells and Ted Sarandos will participate in a live video interview at 2 p.m. Pacific Time at youtube.com/netflixir. The interview will be conducted by Rich Greenfield, BTIG Research and Doug Anmuth, JP Morgan. Questions that investors would like to see asked should be sent to rgreenfield@btig.com or douglas.anmuth@jpmorgan.com.

IR Contact:	PR Contact:
Erin Kasenchak	Jonathan Friedland
Director, Investor Relations	Chief Communications Officer
408 540-3691	310 734-2958

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Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measures of free cash flow. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments and for certain other activities. However, this non-GAAP measure should be considered in addition to, not as a substitute for or superior to, net income, operating income, diluted earnings per share and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of this non-GAAP measure is contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding domestic contribution margin targets; pricing structure and changes; expansion into new geographic markets and the impact of international expansion; investments in content and content offerings, including original content; impact of technology developments such as 4K and growth of high speed broadband connections; impacts relating to net neutrality; business outlook for our DVD segment, including contribution profit; obtaining additional capital; member growth domestically and internationally, including net, total and paid; revenue, contribution profit (loss) and contribution margin for both domestic (streaming and DVD) and international operations, as well as consolidated net income and earnings per share for the first quarter of 2014. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; maintenance and expansion of device platforms for instant streaming; fluctuations in consumer usage of our service; disruption in service on our website and systems or with third-party computer systems that help us operate our service; competition; and, widespread consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 1, 2013. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

8

Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Years Ended
	December 31, 2013	September 30, 2013	December 31, 2012 (1)	December 31, 2013	December 31, 2012 (1)
Revenues	$1,175,230	$1,105,999	$945,239	$4,374,562	$3,609,282
Cost of revenues	811,849	791,019	695,867	3,083,256	2,625,866
Marketing	136,845	116,109	113,060	503,889	465,400
Technology and development	98,128	95,540	82,139	378,769	329,008
General and administrative	46,120	46,211	34,535	180,301	139,016
Operating income	82,288	57,120	19,638	228,347	49,992
Other income (expense):
Interest expense	(7,438)	(7,436)	(5,016)	(29,142)	(19,986)
Interest and other income (expense)	(846)	(193)	282	(3,002)	474
Loss on extinguishment of debt	—	—	—	(25,129)	—
Income before income taxes	74,004	49,491	14,904	171,074	30,480
Provision for income taxes	25,583	17,669	7,007	58,671	13,328
Net income	$48,421	$31,822	$7,897	$112,403	$17,152
Earnings per share:
Basic	$0.81	$0.54	$0.14	$1.93	$0.31
Diluted	$0.79	$0.52	$0.13	$1.85	$0.29
Weighted average common shares outstanding:
Basic	59,470	59,108	55,562	58,198	55,521
Diluted	61,304	60,990	59,129	60,761	58,904

(1) Certain prior period amounts have been reclassified from "Marketing" to "General and administrative" to conform to current period presentation.

9

Netflix, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and par value data)

	As of
	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$604,965	$290,291
Short-term investments	595,440	457,787
Current content library, net	1,706,421	1,368,162
Other current assets	151,937	124,551
Total current assets	3,058,763	2,240,791
Non-current content library, net	2,091,071	1,506,008
Property and equipment, net	133,605	131,681
Other non-current assets	129,124	89,410
Total assets	$5,412,563	$3,967,890
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$1,775,983	$1,366,847
Accounts payable	108,435	86,468
Accrued expenses	54,018	53,139
Deferred revenue	215,767	169,472
Total current liabilities	2,154,203	1,675,926
Non-current content liabilities	1,345,590	1,076,622
Long-term debt	500,000	200,000
Long-term debt due to related party	—	200,000
Other non-current liabilities	79,209	70,669
Total liabilities	4,079,002	3,223,217
Stockholders' equity:
Common stock, $0.001 par value; 160,000,000 shares authorized at December 31, 2013 and December 31, 2012; 59,607,001 and 55,587,167 issued and outstanding at December 31, 2013 and December 31, 2012, respectively	60	56
Additional paid-in capital	777,441	301,616
Accumulated other comprehensive income	3,575	2,919
Retained earnings	552,485	440,082
Total stockholders' equity	1,333,561	744,673
Total liabilities and stockholders' equity	$5,412,563	$3,967,890

10

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Years Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Cash flows from operating activities:
Net income	$48,421	$31,822	$7,897	$112,403	$17,152
Adjustments to reconcile net income to net cash provided by (used in)operating activities:
Additions to streaming content library	(986,049)	(878,314)	(631,647)	(3,049,758)	(2,515,506)
Change in streaming content liabilities	346,610	310,191	130,287	673,785	762,089
Amortization of streaming content library	572,597	553,394	464,538	2,121,981	1,591,218
Amortization of DVD content library	17,833	17,546	15,914	71,325	65,396
Depreciation and amortization of property, equipment and intangibles	12,845	11,452	11,963	48,374	45,469
Stock-based compensation expense	18,922	18,477	17,694	73,100	73,948
Excess tax benefits from stock-based compensation	(29,188)	(20,492)	(370)	(81,663)	(4,543)
Other non-cash items	400	1,994	(3,216)	5,332	(8,392)
Deferred taxes	(10,832)	(2,424)	(3,622)	(22,044)	(30,071)
Loss on extinguishment of debt	—	—	—	25,129	—
Changes in operating assets and liabilities:
Other current assets	24,279	9,920	(28,475)	62,234	(5,432)
Accounts payable	12,370	(5,877)	6,224	18,374	(4,943)
Accrued expenses	7,030	(11,451)	(14,125)	1,941	9,806
Deferred revenue	19,944	9,252	14,326	46,295	20,676
Other non-current assets and liabilities	(13,737)	(10,797)	(1,393)	(8,977)	4,719
Net cash provided by (used in) operating activities	41,445	34,693	(14,005)	97,831	21,586
Cash flows from investing activities:
Acquisition of DVD content library	(15,240)	(15,471)	(18,149)	(65,927)	(48,275)
Purchases of property and equipment	(23,109)	(10,828)	(21,345)	(54,143)	(40,278)
Other assets	2,131	(1,329)	2,493	5,939	8,816
Purchases of short-term investments	(52,475)	(116,116)	(46,772)	(550,264)	(477,321)
Proceeds from sale of short-term investments	151,110	81,185	10,273	347,502	282,953
Proceeds from maturities of short-term investments	2,205	48,890	5,680	60,925	29,365
Net cash provided by (used in) investing activities	64,622	(13,669)	(67,820)	(255,968)	(244,740)
Cash flows from financing activities:
Proceeds from issuance of common stock	31,004	25,561	2,058	124,557	4,124
Proceeds from public offering of common stock, net of issuance costs	—	—	—	—	(464)
Proceeds from issuance of debt, net of issuance costs	—	—	—	490,586	(295)
Redemption of debt	—	—	—	(219,362)	—
Excess tax benefits from stock-based compensation	29,188	20,492	370	81,663	4,543
Principal payments of lease financing obligations	(264)	(258)	(596)	(1,180)	(2,319)
Net cash provided by financing activities	59,928	45,795	1,832	476,264	5,589
Effect of exchange rate changes on cash and cash equivalents	(86)	1,559	(14)	(3,453)	(197)
Net increase (decrease) in cash and cash equivalents	165,909	68,378	(80,007)	314,674	(217,762)
Cash and cash equivalents, beginning of period	439,056	370,678	370,298	290,291	508,053
Cash and cash equivalents, end of period	$604,965	$439,056	$290,291	$604,965	$290,291

	Three Months Ended			Years Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Non-GAAP free cash flow reconciliation:
Net cash provided by (used in) operating activities	$41,445	$34,693	$(14,005)	$97,831	$21,586
Acquisitions of DVD content library	(15,240)	(15,471)	(18,149)	(65,927)	(48,275)
Purchases of property and equipment	(23,109)	(10,828)	(21,345)	(54,143)	(40,278)
Other assets	2,131	(1,329)	2,493	5,939	8,816
Non-GAAP free cash flow	$5,227	$7,065	$(51,006)	$(16,300)	$(58,151)

11

Netflix, Inc.
Segment Information
(unaudited)
(in thousands)

	As of / Three Months Ended			As of/ Years Ended
	December 31, 2013	September 30, 2013	December 31, 2012 (1)	December 31, 2013	December 31, 2012 (1)
Domestic Streaming
Total members at end of period	33,420	31,092	27,146	33,420	27,146
Paid members at end of period	31,712	29,925	25,471	31,712	25,471

Revenues	$740,554	$701,083	$589,471	$2,751,375	$2,184,868
Cost of revenues	492,544	470,631	420,390	1,849,154	1,558,864
Marketing	74,388	63,971	55,661	279,454	256,995
Contribution profit	173,622	166,481	113,420	622,767	369,009

International Streaming
Total members at end of period	10,930	9,188	6,121	10,930	6,121
Paid members at end of period	9,722	8,084	4,892	9,722	4,892

Revenues	$221,418	$183,051	$101,400	$712,390	$287,542
Cost of revenues	218,855	207,989	151,238	774,753	475,570
Marketing	59,845	49,359	54,818	211,969	201,115
Contribution profit (loss)	(57,282)	(74,297)	(104,656)	(274,332)	(389,143)

Domestic DVD
Total members at end of period	6,930	7,148	8,224	6,930	8,224
Paid members at end of period	6,765	7,014	8,049	6,765	8,049

Revenues	$213,258	$221,865	$254,368	$910,797	$1,136,872
Cost of revenues	100,450	112,399	124,239	459,349	591,432
Marketing	2,612	2,779	2,581	12,466	7,290
Contribution profit	110,196	106,687	127,548	438,982	538,150

Consolidated

Revenues	$1,175,230	$1,105,999	$945,239	$4,374,562	$3,609,282
Cost of revenues	811,849	791,019	695,867	3,083,256	2,625,866
Marketing	136,845	116,109	113,060	503,889	465,400
Contribution profit	226,536	198,871	136,312	787,417	518,016
Other operating expenses	144,248	141,751	116,674	559,070	468,024
Operating income	82,288	57,120	19,638	228,347	49,992
Other income (expense)	(8,284)	(7,629)	(4,734)	(32,144)	(19,512)
Loss on extinguishment of debt	—	—	—	(25,129)	—
Provision for income taxes	25,583	17,669	7,007	58,671	13,328
Net income	$48,421	$31,822	$7,897	$112,403	$17,152

(1) Certain prior period amounts have been reclassified from "Marketing" to "General and administrative" to conform to current period presentation.

12